EXHIBIT 10.22
Summary of Compensation Payable to Named Executive Officers
Base Salary. The Compensation Committee (the “Committee”) of the Board of Directors of Yahoo! Inc. (“Yahoo!”) has previously approved the annual base salaries of Yahoo!’s Named Executive Officers identified in Yahoo!’s Proxy Statement filed with the Securities and Exchange Commission on April 30, 2007 (the “Named Executive Officers”). The following table shows the annual base salary for 2007 for each of the Named Executive Officers currently employed by Yahoo!.

Name and Principal Position	Salary
Terry S. Semel	$1
Chairman and Chief Executive Officer

Susan Decker	$500,000
Head of Advertiser and Publisher Group and Chief Financial Officer

Farzad Nazem	$500,000
Head of Technology Group and Chief Technology Officer

Michael J. Callahan	$360,000	(1)
Executive Vice President, General Counsel and Secretary
(1)	Mr. Callahan’s 2007 salary was paid at an annual rate of $325,000 until March 31, 2007 and was increased to $360,000 annually effective April 1, 2007.
Bonus. In addition to receiving base salary, Yahoo!’s Named Executive Officers are also generally eligible to receive an annual bonus as described below.
For 2007 and 2008, Mr. Semel will be eligible to receive a discretionary annual bonus payable in the form of a fully vested nonqualified stock option for up to 1 million shares of Yahoo! common stock with an exercise price equal to the closing trading price of Yahoo!’s common stock on the date of the grant of the award. The amount of each such annual bonus, if any, will be determined by the Committee based on the achievement of Yahoo!’s strategic and operating priorities each year and other objective and subjective performance criteria to be established by the Committee.
For each of 2007 through 2009, Ms. Decker will be eligible to receive an annual target cash bonus of $1 million. For 2007, Mr. Nazem will be eligible to receive a target cash bonus of $1 million. Mr. Callahan is also generally eligible to receive an annual bonus. In each case, the amount of an executive’s annual bonus, if any, will be determined by the Committee based on the executive’s and Yahoo!’s performance for the relevant year.
Long-Term Incentives. The Named Executive Officers are also eligible to receive equity-based incentives and other awards from time to time in the discretion of the Committee. Equity-based incentives granted by Yahoo! to the Named Executive Officers are reported on Form 4 filings with the Securities and Exchange Commission.